Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. (333-210167) and (333-182635) on Form S-8 of our report dated December 20, 2016 with respect to the financial statements and supplemental schedule of HomeTrust Bank KSOP Plan (f/k/a HomeTrust Bank 401(k) Plan) included in this Annual Report on Form 11-K for the year ended June 30, 2016.
/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina
December 20, 2016